Westwood Holdings Group, Inc. Settles Lawsuit

DALLAS, October 19, 2017 (GLOBE NEWSWIRE) – AGF, Westwood, Patricia Perez-Coutts and a number of related parties wish to announce that they have resolved the AGF and Westwood actions arising from the simultaneous resignations of Ms. Perez-Coutts and four other employees of AGF in 2012, who left to join Westwood. Westwood has made a substantial payment to AGF in order to resolve these matters. Neither party admitted liability, nor any of the allegations in any of the actions.

Blake Goldring, CEO of AGF, and Brian Casey, CEO of Westwood, both believe the resolution is fair and reasonable and in the best interests of their companies and shareholders. They are pleased to put these matters behind them. The settlement does not materially impact the operations of either party and is not anticipated to affect their clients.

About Westwood
Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. With $22.6 billion in assets under management (as of June 30, 2017), the firm offers a range of investment strategies including U.S. equities, Master Limited Partnerships (MLPs), Multi-Asset, Global and Emerging Markets equities, and Global Convertible securities portfolios. Access to these strategies is available through separate accounts, the Westwood Funds family of mutual funds, UCITS funds and other pooled vehicles. Westwood benefits from significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” Based in Dallas, Westwood also maintains offices in Toronto, Boston, Omaha and Houston.

For more information on Westwood, please visit www.westwoodgroup.com.
For more information on the Westwood Funds®, please visit www.westwoodfunds.com.

(WHG-G)

Contact: Julie Gerron
Telephone: 214-756-6900